UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2007

Sinoenergy Corporation
 (Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

1603-1604, Tower B Fortune Centre Ao City,
 Beiyuan Road, Chaoyang District, Beijing, China 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code: 86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On August 28, 2007, Sinoenergy Corporation (the “Company”), through as wholly-owned subsidiary, entered into an agreement with Junning International Industry Co. Ltd. (“Junning”) pursuant to which the subsidiary would acquire from Junning all of the equity interest in Qingodao Jingrun General Machinery Co. Ltd. (“Qingodao Jingrun”), whose sole asset is real property located in Qingdao province, China, for a purchase price of RMB60 million, or approximately $8.0 million. The purpose of the acquisition was to enable the Company to acquire the land rights for the property on which it will build its manufacturing facilities. The Company anticipates that it will sell the land use rights for its present facilities, although at present it has no agreement or understanding with respect to any such sale.

The purchase price is comprised of payments of approximately $4.27 million for the equity interest, and approximately $3.73 million for the payment of Qingodao Jingrun’s liabilities to its former stockholders. The purchase price is payable in installments, as follows:

•	An initial payment equal to 90% of the purchase price relating to the equity, or approximately $3.8 million, was due and paid seven days after the agreement was signed.

•
A second payment equal to 10% of the purchase price of the equity, or approximately $.43 million, is due within seven days Qingodao Jingrun received the land use right with the Company’s subsidiary as the stockholder. Concurrently, a payment of 50% of the amount of the liability to the stockholders, or approximately $1.88 million, is to be paid

•	The remaining 50% of the amount of the liabilities, or approximately $1.88 million, is due 90 days from the date of the second payment relating to purchase price of the equity.

Junning’s obligations under the agreement are guaranteed by Qingdao Guang An Industry Co. Ltd.

A copy of the English translation to the agreement is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	English translation of Equity Interest Transfer Agreement dated August 28, 2007, between Junning International Industry Co. Ltd., Sinoenergy Holding Limited and Qingdao Guang An Industry Co. Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION (Registrant)

Date: September 12, 2007	/s/ Qiong (Laby) Wu
Qiong (Laby) Wu, Chief Financial Officer